Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a specialty finance company that provides a comprehensive set of debt financing options to the real estate industry. We originate and invest in real estate-related assets that are underwritten through an integrated investment process. We conduct our business through our subsidiaries, RAIT Partnership and Taberna, as well as through their respective subsidiaries. RAIT is a self-managed and self-advised Maryland REIT. Taberna is also a Maryland REIT. We acquired Taberna in a merger completed in December 2006. Our objective is to provide our shareholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategy.

As a result of our acquisition of Taberna, we believe we have expanded our ability to originate and invest in more diversified types of real estate related assets and to finance our investments through the use of CDOs to match fund our investments for their duration. Our merger with Taberna increased our assets by approximately $10.5 billion that will cause a significant increase, net of Taberna’s financing costs, in our net investment income going forward. Taberna’s historical operations and business generated income and distributions for its shareholders through its net investment income and fees generated from its origination network and its CDO structuring and asset management businesses. Taberna’s historical fees earned on these business, while not recognized for GAAP purposes, generated significant REIT taxable income and distributions for its shareholders. Since Taberna’s operations are only included in our operations for a small portion of 2006, we do not believe that our historical financial statements and result of operations contained herein will be indicative of our future performance and ability to generate distributions for our shareholders.

Core components of our business include a robust origination network, a disciplined credit underwriting process and, an ability to finance our business more efficiently through the use of CDO transactions. Our extensive origination network allows us to lend to real estate borrowers internationally on a secured and unsecured basis, including through TruPS, mortgage loans, and mezzanine lending. A broad referral network in both North America and Europe supports our origination platform. Our credit underwriting involves an extensive due diligence process that seeks to identify risks related to each proposed investment before an investment decision is made and, thereafter, to monitor each investment on a continuous basis. As a result of our acquisition of Taberna, we have acquired a platform that we believe will allow us to structure CDO transactions and similar financing arrangements to finance asset growth. We expect that use of CDOs will enable us to match the interest rates and maturities of our assets with the interest rates and maturities of our financing, thereby reducing interest rate volatility risk. We also believe that the use of CDOs will lower our cost of funds by providing access to a global network of fixed income investors and allow us to compete with larger institutions providing loan products similar to ours. In addition, lower financing costs will allow us to generate acceptable net investment income when competing to provide financing to borrowers with lower credit risk.

Our earnings are affected by a variety of industry and economic factors. These factors include:

•	interest rate trends,

•	rates of prepayment on mortgages underlying our mortgage portfolio,

•	competition, and

•	other market developments.

A variety of factors relating to our business may impact our financial condition and operating performance. These factors include:

•	our leverage,

•	our access to funding and borrowing capacity,

•	our borrowing costs,

•	our hedging activities,

•	changes in the credit performance of the loans, securities and other assets we own, and

•	the REIT requirements and our intention to qualify for exemption from registration as an investment company under the Investment Company Act.

Our net investment income is generated primarily from the net spread, or difference, between the interest and dividend income we earn on our investment portfolio and the cost of our borrowings and hedging activities. We leverage our investments in an effort to enhance our returns. Leverage can enhance returns, but may also magnify losses.

The yield on our assets may be affected by actual prepayment rates on the assets, which may differ from our expectations of prepayment rates. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, prepayment rates cannot be predicted with certainty. To the extent we have acquired assets at a premium or discount, a change in prepayment rates may further impact our anticipated yield. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain assets.

In periods of declining interest rates, prepayments on our residential mortgage portfolio will likely increase. If we are unable to reinvest the proceeds of prepayments at comparable yields, our net investment income is likely to decline. In periods of rising interest rates, prepayment rates on our residential mortgage portfolio will likely decrease, causing the expected duration of these investments to be extended. If we have appropriately match-funded our assets with liabilities related to our residential mortgage portfolio, an increase in interest rates should not materially impact our net investment income. However, if we have not sufficiently match-funded these assets with liabilities, a rise in interest rates could cause our net investment income to decrease as our borrowing and hedging costs increase while our interest income on those assets remains relatively constant during the fixed-rate periods of the hybrid adjustable rate mortgages. Depending on how close our adjustable rate mortgages are to their interest rate reset date during their fixed-rate periods, a change in interest rates may not impact prepayment as expected.

While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates and prepayment rates, as there are practical limitations on our ability to insulate our portfolio from all of the negative consequences associated with these changes.

Trends That May Affect Our Business

The following trends may affect our business:

Rising interest rate environment. Interest rates have risen with respect to the types of investments we invest in during the fiscal year ended December 31, 2006. Our investments in securities are comprised of TruPS, subordinated debentures, unsecured debt securities and CMBS held by our consolidated CDO entities. These securities bear fixed and floating interest rates. A large portion of these fixed-rate securities are hybrid instruments, which convert to floating rate securities after a five or ten year fixed-rate period. We have financed these securities through the issuance of floating rate and fixed-rate CDO notes payable. A large portion of the CDO notes payable are floating rate instruments, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt during the period in which our investments in securities are paid at a fixed rate. By using this hedging strategy, we believe we have effectively match-funded our assets with liabilities during the fixed-rate period of our investments in securities. An increase or decrease in interest rates will generally not impact our net investment income generated by our investments in securities. However, an increase or decrease in interest rates will affect the fair value of our investments in securities, which will generally be reflected in our financial statements as changes in other comprehensive income unless impairment of an investment occurs that is not temporary, in which case the impairment would be reflected as a charge against our earnings. With respect to our investments in residential mortgages and commercial and mezzanine loans, we do not expect interest rate increases to materially impact our net investment income. In the case of investments in residential mortgages, we have financed these investments through the issuance of mortgage-backed securities that bear interest at rates with similar terms as those of the underlying residential mortgages, effectively match funding our investments with our liabilities. In the case of investments in commercial and mezzanine loans, we use floating rate line of credit borrowings and long-term floating rate CDO notes payable to finance our investments. Much like our investments in securities discussed above, to extent the quantity of fixed-rate commercial and mezzanine loans are not directly offset by matching fixed-rate CDO notes payable, we utilize interest rate swap contracts to convert our floating rate liabilities into fixed-rate liabilities, effectively match funding our assets with our liabilities.

Prepayment rates. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates on our assets also may be affected by other factors, including, without limitation, conditions in the housing, real estate and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate loans. Because interest rates may continue to increase, prepayment rates may fall. If interest rates begin to fall, triggering an increase in prepayment rates in our current residential mortgage portfolio, which is heavily weighted towards fixed-rate hybrid residential mortgages, our net investment income relating to our residential mortgage portfolio would decrease.

Competition. We compete for our targeted investments. While we expect that the size and growth of the market for our products will continue to provide us with a variety of investment opportunities, competition may have adverse effects on our business. Competition may limit the number of suitable investment opportunities offered to us. Competition may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms and reducing the fee income we realize from the origination, structuring and management of CDOs. In addition, competition may lead us to pay a greater portion of the origination fees that we expect to collect in our future origination activities to third-party investment banks and brokers that introduce investments to us in order to continue to generate new business from these sources.

Critical Accounting Estimates and Policies

We consider the accounting policies discussed below to be critical to an understanding of how we report our financial condition and results of operations because their application places the most significant demands on the judgment of our management.

Our financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition for Investment Income. We recognize interest income from investments in debt and other securities, residential mortgages, commercial mortgages and mezzanine loans on a yield to maturity basis. Upon the acquisition of a loan at a discount, we assess the portions of the discount that constitutes accretable yields and non-accretable differences. The accretable yield represents the excess of our expected cash flows from the loan over the amount we paid for the loan. That amount, the accretable yield, is accreted to interest income over the remaining life of the loan. Many of our commercial mortgages and mezzanine loans provide for the accrual of interest at specified rates which differ from current payment terms. Interest income is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible. Origination fees and direct loan origination costs are deferred and amortized to net investment income, using the effective interest method, over the contractual life of the underlying loan security or loan, in accordance with SFAS No. 91. We recognize interest income from interests in certain securitized financial assets on an estimated effective yield to maturity basis. Management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience.

Revenue Recognition for CDO Structuring Fees. We receive structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee paid when the related services are completed. The structuring fee is a negotiated fee with the investment bank acting as placement agent for the CDO securities and is capitalized by the CDO securitization entity as a deferred financing cost. From time to time, we may decide to invest in the debt or equity securities issued by CDO securitization entities. We evaluate our investment in these entities under FIN 46R to determine whether the entity is a VIE, and, if so, whether or not we are the primary beneficiary. If we determine we are the primary beneficiary, we will consolidate the accounts of the CDO securitization entity into our consolidated financial statements. Upon consolidation, we eliminate intercompany transactions, specifically the structuring fees and deferred financing costs paid.

Revenue Recognition for Fees and Other Income. We generate fee and other income, through our various subsidiaries, by providing (a) ongoing asset management services to CDO investment portfolios under cancellable management agreements, (b) providing or arranging to provide financing to our borrowers, and (c) providing financial consulting to our borrowers. We recognize revenue for these activities when the fees are fixed or determinable, evidenced by an arrangement, collection is reasonably assured and the services under the arrangement have been provided. CDO asset management fees are an administrative cost of a CDO entity and are paid by the CDO administrative trustee on behalf of its investors. These asset management fees are recognized when earned and are paid quarterly. Asset management fees from consolidated CDOs are eliminated in consolidation.

Consolidation of Variable Interest Entities. When we obtain an explicit or implicit interest in an entity, we evaluate the entity to determine if the entity is a VIE, and, if so, whether or not we are deemed to be the primary beneficiary of the VIE, in accordance with FIN 46R. Generally, we consolidate VIEs where we are deemed to be the primary beneficiary or non-VIEs which we control. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or receives the majority of the residual returns of the VIE. When determining the primary beneficiary of a VIE, we consider the aggregate of our explicit and implicit variable interests as a single variable interest of the VIE. If our single variable interest absorbs the majority of the variability in the expected losses of the VIE or receives the majority of the VIE’s residual returns, we are considered the primary beneficiary of the VIE. In the case of non-VIEs or VIEs (i) we are not deemed to be the primary beneficiary and (ii) we do not control the entity, but have the ability to exercise significant influence over the entity, we account for our investment under the equity method (i.e., at cost), increased or decreased by our share of the earnings or losses, less distributions. We reconsider our determination of whether an entity is a VIE and whether we are the primary beneficiary of such VIE if certain events occur.

We have determined that certain special purpose trusts formed by issuers of TruPS to issue such securities are VIEs, which we refer to as Trust VIEs, and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of, and would consolidate, the Trust VIEs. In most instances, we are the primary beneficiary of the Trust VIEs because we hold, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIE entities are initially financed directly by CDOs or through our warehouse facilities. Under the warehouse agreements, we are required to deposit cash collateral with the investment bank providing the warehouse facility and as a result, we bear the first dollar risk of loss up to our collateral amount if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes us to hold an implicit interest in the Trust VIEs that have issued the TruPS held by our warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by the sponsors of the Trust VIEs in exchange for the TruPS proceeds. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIEs, are included in our financial statements and the related TruPS are eliminated. In accordance with Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs are recorded net of the common equity securities issued.

Transfers of Financial Assets and Extinguishment of Liabilities. We account for transfers of financial assets and the extinguishment of related liabilities in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” as amended and interpreted, or SFAS No. 140, as either sales or financings. To the extent we acquire assets that are treated as financings under SFAS No. 140, we record our investment at amortized cost and categorize the investment as either a security-related receivable or mortgage-related receivable in our financial statements. One of the criteria that must be met for a transfer of financial assets to be treated as a sale is that the transferor must relinquish effective control over the assets and retain no continuing involvement with the assets. If we are the primary beneficiary of a VIE that issues TruPS, and thereby consolidate the VIE, upon a subsequent transfer of the TruPS to a CDO entity in which we invest or that we manage, we may not qualify for sale accounting. In that event, we would continue to consolidate the VIE assets. Although the warehouse obligations would be extinguished by the CDO’s purchase of the TruPS, the CDO debt obligations would be recorded in consolidation.

Investments. We invest primarily in debt securities, residential mortgage portfolios and mortgage-related receivables, commercial mortgages, mezzanine loans and may invest in other types of real estate-related assets. We account for our investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted, or SFAS No. 115, and designate each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value is based primarily on quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. Management’s estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

We account for our investments in subordinated debentures owned by Trust VIEs that we consolidate as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. We account for investments in securities where the transfer meets the criteria under SFAS No. 140 as a financing, at amortized cost. Our investments in security-related receivables represent securities that were transferred to CDO securitization entities in which the transferors maintained some level of continuing involvement.

We account for our investments in residential mortgages and mortgage-related receivables, commercial mortgages, mezzanine loans and other loans at amortized cost. The carrying value of these investments is adjusted for origination discounts or premiums, non-refundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans. Mortgage-related receivables represent loan receivables secured by residential mortgages, the legal title to which is held by our trust subsidiaries. These residential mortgages were transferred to the trust subsidiaries in transactions accounted for as financings under SFAS No. 140. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages and all benefits or risks of that ownership inure to the trust subsidiary.

Management uses its judgment to determine whether an investment has sustained an other-than-temporary decline in value. If management determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and we establish a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income to earnings, thereby establishing a new cost basis. Our evaluation of an other-than-temporary decline is dependent on the specific facts and circumstances. Factors that we consider in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to its cost basis; the financial condition of the related entity; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

We maintain an allowance for losses on our investments in residential mortgages and mortgage-related receivables, commercial mortgages, mezzanine loans and other loans. Our allowance for losses is based on management’s evaluation of known losses and inherent risks in the portfolios, for example, historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant factors. Specific allowances for losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries).

Goodwill and Intangible Assets. Goodwill on the our consolidated balance sheet represents the amounts paid by us in excess of the fair value of the net assets acquired from business acquisitions accounted for under SFAS No. 141, “Business Combinations”. Pursuant to SFAS No. 142, “Accounting for Goodwill and Intangible Assets,” goodwill is not amortized to expense and rather is analyzed for impairment. We measure our goodwill for impairment on an annual basis or when events indicate that goodwill may be impaired.

Intangible assets on our consolidated balance sheet represent identifiable intangibles acquired in business acquisitions. We amortize identified intangible assets to expense over their estimated lives using the straight-line method. We measure our intangible assets, net of accumulated amortization, for impairment on an annual basis or when events indicate that the intangible assets are impaired. We expect to record amortization expense of intangible assets as follows by fiscal year: 2007—$55.5 million; 2008—$18.9 million; 2009—$12.6 million; 2010—$12.6 million; 2011—$12.0 million and $6.9 million thereafter.

Accounting for Off-Balance Sheet Arrangements. We maintain warehouse financing arrangements with various investment banks and engage in CDO securitizations. Prior to the completion of a CDO securitization, our warehouse providers acquire investments in accordance with the terms of the warehouse facilities. We are paid the difference between the interest earned on the investments and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. We bear the first dollar risk of loss, up to our warehouse deposit amount, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated by us because our risk of loss is generally limited to the cash collateral held by the warehouse providers and our warehouse facilities are not special purpose vehicles. However, since we hold an implicit variable interest in many entities funded under our warehouse facilities, we often do consolidate the Trust VIEs while the TruPS they issue are held on the warehouse lines. The economic return earned from these warehouse facilities is considered a non-hedge derivative and is recorded at fair value in our financial statements. Changes in fair value are reflected in earnings in the respective period.

Accounting for Derivative Financial Instruments and Hedging Activities. We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings, consistent with our intention to qualify as a REIT. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which we and our affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, we are potentially exposed to credit loss. However, because of the high credit ratings of our counterparties, we do not anticipate that any of the counterparties will fail to meet their obligations.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, or SFAS No. 133, we measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record it in the balance sheet as either an asset or liability. For derivatives designated as fair value hedges and derivatives not designated as hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For a derivative designated as a cash flow hedge, the changes in the fair value of the effective portions of the derivative are reported in other comprehensive income. Amounts included in accumulated other comprehensive income will be reclassified to earnings in the period the underlying hedged item affects earnings. Changes in the ineffective portions of hedges are recognized in earnings.

Income Taxes. We and Taberna have elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code. Accordingly, we generally will not be subject to U.S. federal income tax to the extent of our current distributions to shareholders and as long as certain asset, income and share ownership tests are met. If we were to fail to meet these requirements, we would be subject to U.S. federal income tax which could have a material adverse impact on our results of operations and amounts available for distribution to our shareholders. Management believes that all of the criteria to maintain our REIT qualification have been met for all periods, but there can be no assurance that these criteria have been met for these periods or will continue to be met in subsequent periods.

We maintain various TRSs which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expenses and are paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

REIT Taxable Income

To qualify as a REIT, we are required to annually make distributions to our shareholders in an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, to avoid certain U.S. federal excise taxes, we are required to annually make distributions to our shareholders in an amount at least equal to certain designated percentages of our net taxable income. Because we expect to make distributions based on the foregoing requirements, and not based on our earnings computed in accordance with GAAP, we expect that our distributions may at times be more or less than its reported earnings as computed in accordance with GAAP.

Total taxable income and REIT taxable income are non-GAAP financial measurements, and do not purport to be an alternative to reported net income determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Our total taxable income represents the aggregate amount of taxable income generated by us and by our domestic and foreign TRSs. REIT taxable income is calculated under U.S. federal tax laws in a manner that, in certain respects, differs from the calculation of net income pursuant to GAAP. REIT taxable income excludes the undistributed taxable income of our domestic TRSs, which is not included in REIT taxable income until distributed to us. Subject to certain TRS value limitations, there is no requirement that our domestic TRSs distribute their earnings to us. REIT taxable income, however, generally includes the taxable income of our foreign TRSs because we will generally be required to recognize and report our taxable income on a current basis. Since we are structured as a REIT and the Internal Revenue Code requires that we distribute substantially all of our net taxable income in the form of distributions to our shareholders, we believe that presenting investors with the information management uses to calculate our net taxable income is useful to investors in understanding the amount of the minimum distributions that we must make to our shareholders so as to comply with the rules set forth in the Internal Revenue Code. Because not all companies use identical calculations, this presentation of total taxable income and REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies.

The table below reconciles the differences between reported net income and total taxable income and REIT taxable income for the three years ended December 31, 2006 (dollar amounts in thousands):

	For the Year Ended December 31
	2006	2005	2004
Net income available to common shares, as reported	$67,839	$67,951	$60,878
Add (deduct):
Provision for losses	2,499	—	—
Tax gains on sales in excess of reported gains	8,643	—	—
Domestic TRS book-to-total taxable income differences:
Income tax benefit	(1,183)	—	—
Origination fees eliminated in consolidation	3,099	—	—
Stock compensation and other temporary tax differences	(1,466)	—	—
CDO investments aggregate book-to-taxable income differences(1)	(2,346)	—	—
Accretion of loan discounts	—	(2,333)	(9,326)
Other book to tax differences	8,019	(3,319)	(2,188)
Taberna’s 2006 undistributed earnings pre-merger(2)	9,201	—	—

Total taxable income	94,305	62,299	49,364
Less: Taxable income attributable to domestic TRS entities	(4,236)	—	—
Plus: Dividends paid by domestic TRS entities	2,000	—	—

Estimated REIT taxable income (prior to deduction for dividends paid)	$92,069	$62,299	$49,364

(1)	Amounts reflect the aggregate book-to-total taxable income differences and are primarily comprised of (a) unrealized gains on interest rate hedges within CDO entities that Taberna consolidated, (b) amortization of original issue discounts and debt issuance costs and (c) differences in tax year-ends between Taberna and its CDO investments.
(2)	Amount reflects the undistributed earnings of Taberna for the period from January 1, 2006 through December 11, 2006. These undistributed earnings, as well as Taberna’s REIT taxable income generated from December 12, 2006 through December 31, 2006, were declared as a dividend to RAIT, Taberna’s sole common shareholder, in December 2006 and was paid in January 2007.

Results of Operations

On December 11, 2006, we acquired Taberna upon the completion of our stock-for-stock merger. As a result of this merger, the results of our operations for the year ended December 31, 2006 are not directly comparable to the results of operations for the year ended December 31, 2005.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenue

Investment interest income increased approximately $52.5 million, or 61%, to approximately $138.6 million for the year ended December 31, 2006 from approximately $86.2 million for the year ended December 31, 2005. Of the increase, $37.4 million was attributable to the interest earning assets acquired from Taberna with the remaining increase associated with the increase in our commercial and mezzanine loans from December 31, 2005.

Investment interest expense increased approximately $48.9 million, or 378%, to approximately $61.8 million for the year ended December 31, 2006 from approximately $12.9 million for the year ended December 31, 2005. Of this increase, $31.4 million was attributable to the interest bearing liabilities assumed from Taberna with the remaining increase attributable to our increased borrowings under our lines of credit and the issuance of our CDO notes payable in November 2006, through RAIT I.

Our provision for loan loss related to investments in residential mortgages and mortgage-related receivables acquired from Taberna on December 11, 2006 and our commercial mortgage and mezzanine loans. The provision for loan loss increased to approximately $2.5 million for the year ended December 31, 2006 as compared to zero for the year ended December 31, 2005. We maintain an allowance for loss on our investments in residential mortgages and mortgage-related receivables, commercial mortgages, mezzanine loans and other loans. Specific allowances for losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. Based on our evaluation of our portfolios of loans and the adequacy of our allowance, we increased our allowance for losses by $2.5 million during 2006. Of this, approximately $1.0 million relates specifically to our pool of residential mortgages acquired from Taberna on December 11, 2006 and is based on statistical evidence of historical losses on homogenous pools of residential mortgages.

The change in fair value of free-standing derivatives represents the earnings on our first-dollar risk of loss associated with our warehouse facilities. Our free-standing derivatives during 2006 were acquired from Taberna on December 11, 2006. As of December 31, 2006, our first dollar risk of loss in our warehouses, identified as warehouse deposits on our consolidated balance sheet, was $44.6 million. The change in fair value of these free-standing derivative instruments was $0.8 million. Our first dollar risk of loss, or warehouse deposit, requirement associated with our warehouse facilities range from 10% to 5%.

Rental income increased approximately $0.4 million, or 4%, to approximately $12.6 million for the year ended December 31, 2006 from approximately $12.2 million for the year ended December 31, 2005. This increase was attributable to increased occupancy at our consolidated properties.

Fee income and other increased approximately $7.4 million, or 104%, to approximately $14.4 million for the year ended December 31, 2006 from approximately $7.0 million for the year ended December 31, 2005. This increase was primarily due to $3.7 million of increased fees on commercial and mezzanine loans resulting from our borrowers simultaneously or subsequently obtaining third party-financing and $2.4 million of increased financial consulting fees for financial consulting services provided to our borrowers before financing transactions commenced or were committed.

Expenses

Compensation expenses. Compensation expense increased approximately $7.6 million, or 149%, to approximately $12.7 million for the year ended December 31, 2006 from approximately $5.1 million for year ended December 31, 2005. This increase is due to $0.4 million of amortization expense associated with restricted shares assumed from Taberna that did not fully vest on December 11, 2006 and $6.4 million of expense associated with the supplemental executive retirement plan, or SERP, for our Chairman, Betsy Z. Cohen, and increased other compensation expenses.

General and administrative expenses. General and administrative expenses increased approximately $1.5 million, or 35%, to approximately $5.7 million for the year ended December 31, 2006 from approximately $4.2 million for the year ended December 31, 2005. This increase is due to $0.5 million of general and administrative expenses related to the operations acquired from Taberna and $0.9 million of increased legal and accounting professional fees.

Real estate operating expenses; Depreciation. Real estate operating expenses increased approximately $2.0 million, or 27%, to approximately $9.2 million for the year ended December 31, 2006 from approximately $7.2 million for the year ended December 31, 2005. This increase is primarily due to interest paid on $30.0 million of financing obtained during 2006 relating to one real estate investment.

Depreciation expense increased approximately $0.2 million, or 20%, to approximately $1.4 million for the year ended December 31, 2006 from approximately $1.2 million for the year ended December 31, 2005.

Intangible amortization. Intangible amortization represents the amortization of intangible assets acquired from Taberna on December 11, 2006. The total intangibles acquired were approximately $124.2 million and have useful lives ranging from 1.0 to 10 years. Amortization for the period from the acquisition of Taberna, on December 11, 2006, through December 31, 2006 was $3.2 million.

Other Income (Expenses)

Interest and other income. Interest and other income increased approximately $1.4 million to approximately $2.0 million for the year ended December 31, 2006 from approximately $0.6 million for the year ended December 31, 2005. This increase is primarily due to $0.6 million of interest and other income associated with restricted cash balances acquired from Taberna and higher average cash balances invested with financial institutions with higher yielding interest bearing accounts during year ended December 31, 2006 as compared to the year ended December 31, 2005.

Unrealized gain on interest rate hedges. Unrealized gains on interest rate hedges was approximately $1.9 million for the year ended December 31, 2006 and entirely related to interest rate hedges assumed from Taberna on December 11, 2006. At acquisition, we designated the interest rate swaps assumed from Taberna that were associated with CDO notes payable and repurchase agreements as hedges pursuant to SFAS No. 133. At designation, these interest rate swaps had a fair value not equal to zero. However, we concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and determined that the hypothetical derivative method would be used in measuring any ineffectiveness. At December 31, 2006, we updated our regression analysis and concluded that these hedging arrangements were still highly effective during their remaining term and used the hypothetical derivative method in measuring the ineffective portions of these hedging arrangements. As a result, we recorded a gain of approximately $1.9 million associated with the ineffective portions of these hedging arrangements. Management cannot ensure that these off-market interest rate swaps will be highly effective in the future and further ineffectiveness, either unrealized gains or unrealized losses, maybe recorded in earnings.

Equity in loss of equity method investments. Equity in loss of equity method investments was a loss of $0.3 million for the year ended December 31, 2006.

Minority interest. Minority interest represents the earnings of consolidated entities allocated to third parties. Minority interest increased approximately $2.6 million to approximately $2.7 million for the year ended

December 31, 2006 from less than $0.1 million for the year ended December 31, 2005. This increase is primarily attributable to the minority interests assumed from Taberna. Taberna’s ownership of its consolidated CDOs ranged from 53% to 59% of the preferred shares issued by such CDOs.

Provision for income taxes. Taberna maintains several domestic TRS entities that are subject to U.S. federal and state and local income taxes. For the period from the date of acquisition of Taberna through December 31, 2006, the provision for income taxes was a benefit of $1.2 million. The effective tax rate for these TRS entities, on a combined basis, was 57.5% for this period.

Income from discontinued operations

Income from discontinued operations represent the revenue, expenses, and gains from the sale of properties either held for sale or sold since January 1, 2004. Income from discontinued operations increased $2.9 million, or 97%, to approximately $5.9 million for the year ended December 31, 2006 from approximately $3.0 million for the year ended December 31, 2005. The increase is due principally to the timing of the sales of the properties. The income from discontinued operations reported for the year ended December 31, 2005 includes an entire year of property operations for four of the real estate investments that we subsequently sold in 2006. Three of the properties were sold in the first half of 2006, therefore the income from discontinued operations for the year ended December 31, 2006 includes less than six months of property operations for those three properties. In addition, the income from discontinued operations reported for the year ended December 31, 2006 reflects the gain recognized on the sale of these properties in 2006. We also recognized $0.1 million in income from discontinued operations during the year ended December 31, 2006 from a property that was acquired on November 30, 2006 and identified as held-for-sale during the quarter ended March 31, 2007.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenue

Investment interest income increased approximately $22.2 million, or 35%, to approximately $86.2 million for the year ended December 31, 2005 from approximately $63.9 million for the year ended December 31, 2004. The increase was primarily attributable to the following: $31.8 million of interest earned on 101 loans totalling $763.9 million originated between January 1, 2004 and December 31, 2005, offset by $14.3 million of reduced interest associated with 51 loans, totalling $328.6 million, that were repaid during the same period; the accretion into income of $11.6 million of appreciation interests for which we collected cash relating to five loans that were repaid during the same period; an increase of $0.8 million in accretable yield relating to two loans where we have appreciation interests; a decrease of $9.9 million of accretable yield due to the consolidation of a property underlying one of our loans pursuant to FIN 46R; and $3.6 million of interest income accruing on six preferred equity investments acquired between January 1, 2004 and December 31, 2005 totalling $17.6 million, partially offset by $1.1 million of reduced interest income from the disposition of four preferred equity investments during the same period.

Investment interest expense increased approximately $8.0 million, or 163%, to approximately $12.9 million for the year ended December 31, 2005 from approximately $4.9 million for the year ended December 31, 2004. The increase was primarily attributable to the establishment and utilization of $443.5 million in additional availability on new and existing lines of credit and senior indebtedness relating to loans, partially offset by a decrease in interest expense associated with the payoff of $32.6 million of senior indebtedness relating to loans.

Rental income increased approximately $2.4 million, or 24% to approximately $12.2 million for the year ended December 31, 2005 from approximately $9.8 million for the year ended December 31, 2004. This increase was attributable to the consolidation of one real estate interest in August 2004, partially offset by the disposition of one consolidated real estate interest in June 2004.

Fee income and other increased approximately $0.3 million, or 5% to approximately $7.0 million for the year ended December 31, 2005 from approximately $6.7 million for the year ended December 31, 2004.

Expenses

Compensation expenses. Compensation expense increased approximately $0.5 million, or 12%, to approximately $5.1 million for the year ended December 31, 2005 from approximately $4.6 million for year ended December 31, 2004. This increase is primarily due to a grant of 1,392 phantom shares and 11,316 phantom units pursuant to our equity compensation plan in 2005, as compared to the grant of 2,744 phantom units pursuant to our equity compensation plan in 2004.

General and administrative expenses. General and administrative expenses were $4.2 million for the year ended December 31, 2005 and 2004.

Real estate operating expenses; Depreciation. Real estate operating expenses increased approximately $1.5 million, or 25%, to approximately $7.2 million for the year ended December 31, 2005 from approximately $5.8 million for the year ended December 31, 2004. This increase is due to the net effect of the consolidation of one real estate interest in August 2004, partially offset by the disposition of one consolidated real estate interest in June 2004, as discussed above.

Depreciation expense increased approximately $0.4 million, or 47%, to approximately $1.2 million for the year ended December 31, 2005 from approximately $0.8 million for the year ended December 31, 2004. This increase is due to the net effect of the consolidation of one real estate interest in August 2004, partially offset by the disposition of one consolidated real estate interest in June 2004, as discussed above.

Other Income (Expenses)

Interest and other income. Interest and other income increased approximately $0.1 million to approximately $0.6 million for the year ended December 31, 2005 from approximately $0.5 million for the year ended December 31, 2004.

Gain (loss) on sale of assets. Gain (loss) on sale of assets decreased $2.6 million to a loss of $0.2 million for the year ended December 31, 2005 from a gain of $2.4 million for the year ended December 31, 2004. This decrease is attributable to specific, non-routine, transactions that occurred during the years ended December 31, 2005 and 2004. In December 2005, the general partner of a limited partnership in which we held an 11% limited partnership interest entered into an agreement to sell the apartment building that it owned. Our share of the net sales proceeds was approximately $2.0 million and the book value of our unconsolidated interest was $2.2 million, thereby resulting in a loss on sale of $198,000 for the year ended December 31, 2005. In June 2004 we recognized $2.4 million relating to our appreciation interest in one of our investments. Because we had a controlling interest in the entity that owned the real estate, we accounted for our equity interest on a consolidated basis. Accordingly, when our appreciation interest was realized (with the economic intent of generating additional interest income), under generally accepted accounting principles in the United States, we recognized income as gain on sale of real estate interest. As of September 30, 2004 we had restructured this investment into a mezzanine loan, and as of December 31, 2004 it had been fully repaid.

Minority interest. Minority interest represents the earnings of consolidated entities allocated to third parties. Minority interest was less than $0.1 million for the years ended December 31, 2005 and 2004.

Income from discontinued operations

Income from discontinued operations represent the revenue, expenses, and gains from the sale of properties either held for sale as of or sold during the all years ended December 31, 2006. Income from discontinued operations decreased $0.1 million, or 3%, to approximately $3.0 million for the year ended December 31, 2005 from approximately $3.1 million for the year ended December 31, 2004.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay distributions and other general business needs. We believe our available cash balances, funds available under our warehouse facilities and other financing arrangements, and cash flows from operations will be sufficient to fund our liquidity requirements for the next 12 months. We may use short-term repurchase agreements, lines of credit, term debt and other forms of generic financing to finance our operations. Should our liquidity needs exceed our available sources of liquidity, we believe that our CDO and investment securities could be sold directly or as part of CDO transactions or other securitizations to raise additional cash. We expect to continue to expand our business and may have to arrange for additional sources of capital through the issuance of debt or equity or additional bank borrowings to fund that growth. We may not be able to obtain any additional financing when we desire to do so, or may not be able to obtain desired financing on terms and conditions acceptable to us. If we fail to obtain additional financing, the pace of our growth could be reduced.

Our primary cash requirements are as follows:

•	to distribute a minimum of 90% of our net taxable income and to make investments in a manner that enables us to maintain our qualification as a REIT;

•	to provide cash collateral for our warehouse agreements;

•	to make investments in CDOs or other securities;

•	to repay our indebtedness under our repurchase agreements;

•	to pay costs associated with future borrowings, including interest, incurred to finance our investment strategies;

•	to pay employee salaries and incentive compensation; and

•	to pay U.S. federal, state, and local taxes of our TRSs.

We intend to meet these short-term liquidity requirements through the following:

•	the use of our cash and cash equivalent balances of $99.4 million as of December 31, 2006;

•

cash generated from operating activities, including net investment income from our investment portfolio, fee income received by Taberna Capital and RAIT Partnership through their collateral management agreements and CDO structuring fees, and origination fees received by Taberna Securities. The collateral management fees as well as the structuring fees paid by CDO entities, although eliminated for financial reporting purposes with respect to the consolidated CDOs, represent cash inflows to us, and, after the payment of income taxes, the remaining cash may be used for our operating expenses or distributions; and

•	proceeds from future borrowings or offerings of our common and preferred shares.

Cash Flows

As of December 31, 2006 and 2005, we maintained cash and cash equivalents of approximately $99.4 million and $71.4 million, respectively. Our cash and cash equivalents were generated from the following activities (amounts in thousands):

	For the Year Ended December 31
	2006	2005	2004
Cash flows from operating activities	$74,641	$63,607	$52,746
Cash flows from investing activities	(611,350)	(222,112)	(185,937)
Cash flows from financing activities	564,656	216,594	131,763

Net change in cash and cash equivalents	27,947	58,089	(1,428)
Cash and cash equivalents at beginning of period	71,420	13,331	14,759

Cash and cash equivalents at end of period	$99,367	$71,420	$13,331

Our principal source of cash flows is from our financing activities, specifically the issuance of CDO notes to finance our investments in securities and loans. Our increased cash flow from operating activities is primarily the result of our increased investment portfolio when compared to our 2005 investment portfolio.

The increased cash outflow from our investing activities in 2006 as compared to 2005 is primarily attributable to our investments in securities resulting from our acquisition of Taberna.

The increased cash inflow from our financing activities resulted from the issuance of CDO notes payable in November 2006 when we closed RAIT I, a CDO comprised of commercial and mezzanine loans.

Capitalization

Debt Financing.

We maintain various forms of short-term and long-term financing arrangements. Generally, these financing agreements are generally collateralized by assets within CDOs or mortgage securitizations. The following table summarizes our indebtedness and debt financing sources as of December 31, 2006 (dollar amounts in thousands):

Description	Principal	Unamortized (Discount)	Carrying Amount	Interest Rate Terms		Current Weighted- Average Interest Rate	Contractual Maturity
Repurchase agreements and other indebtedness:
Repurchase agreements	$1,174,182	$—	$1,174,182	5.4% to 6.1%		5.8%	Jan. 2007
Secured lines of credit	42,400	—	42,400	7.2% to 7.3%		7.3%	Feb. 2008 to Oct. 2008
Other indebtedness	38,936	—	38,936	6.8% to 7.3%		7.0%	Apr. 2008 to Sept. 2009

Total repurchase agreements and other indebtedness	1,255,518	—	1,255,518
Mortgage-backed securities issued(1)	3,742,378	(45,087)	3,697,291	4.6% to 5.5%	(2)	5.0%	2035
Trust preferred obligations	639,975	3,664	643,639	6.8% to 9.4%		7.7%	2036
CDO notes payable(1)	4,977,838	(122,095)	4,855,743	4.7% to 10.4%		6.2%	2035 to 2046

Total indebtedness	$10,615,709	$(163,518)	$10,452,191

(1)	Excludes mortgage-backed securities and CDO notes payable purchased by us which are eliminated in consolidation.
(2)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.
(3)	We intend to re-negotiate and extend our repurchase agreements as they mature.

(a) Repurchase agreements and other indebtedness

We were party to repurchase agreements that had approximately $1.2 billion in borrowings outstanding as of December 31, 2006. We use repurchase agreements to finance our investments in subordinated interests in mortgage securitizations that we sponsor, residential mortgages prior to their long-term financing through mortgage securitizations, and other securities, including REMIC interests. Our repurchase agreements contain standard market terms and generally renew on a monthly basis. As these investments incur prepayments or change in fair value, we are required to ratably reduce our borrowings outstanding under repurchase agreements. Borrowings under repurchase agreements during the year ended December 31, 2006 bore interest at one-month or three-month LIBOR plus a weighted average spread ranging from 4 to 70 basis points. Included in the above amounts is a credit agreement between Taberna and an investment bank that will provide up to $970.0 million of financing to purchase $1.0 billion of RMBS, CMBS and other real estate-related securities on a short-term basis until CDO notes payable are issued to finance the investments on a longer-term basis. The credit agreement requires the payment of interest monthly at one-month LIBOR plus 21 basis points. The credit agreement will terminate upon the earlier of April 1, 2007 or the issuance of CDO notes payable. The borrowings under the credit agreement are non-recourse to us.

As of December 31, 2006, we were party to several secured lines of credit that provide up to $445.0 million of borrowing capacity. At December 31, 2006, we had $42.0 million outstanding under these secured lines of credit. Borrowing availability under these lines of credit is based on specified percentages of the value of eligible assets. Our lines of credit bear interest at various floating rates ranging from LIBOR plus 1.85% to LIBOR plus 2.50% as of December 31, 2006. One of these lines of credit provides up to $335.0 million of capacity as of December 31, 2006. Our $335.0 million secured line of credit will terminate on October 24, 2008, unless we extend the term an additional year upon the satisfaction of specified conditions. Our ability to borrow under this line of credit is subject to our ongoing compliance with a number of financial and other covenants. On December 11, 2006, we amended this line of credit to redefine and restructure certain of the financial and non-financial covenants. This credit facility also contains customary events of default, including a cross default provision. If an event of default occurs, all of our obligations under the credit facility may be declared immediately due and payable. For events of default relating to insolvency and receivership, all outstanding obligations automatically become due and payable. As of December 31, 2006, $20.0 million of our $42.0 million line of credit borrowings outstanding were attributable to this line of credit.

As of December 31, 2006, we had other indebtedness outstanding relating to loans payable on consolidated real estate interests, senior loan participations and other term loans. These loans are secured by specific consolidated real estate interests and commercial loans included in our consolidated balance sheet. As of December 31, 2006, $108.6 million of our commercial loans and consolidated real estate interests were pledged as collateral for our other indebtedness.

(b) Mortgage-backed securities issued

We finance our investments in residential mortgages through the issuance of mortgage-backed securities by non-qualified special purpose securitization entities, pursuant to SFAS No. 140, that are owner trusts. The mortgage-backed securities issued maintain the identical terms of the underlying residential mortgage loans with respect to maturity, duration of the fixed-rate period and floating rate reset provision after the expiration of the fixed-rate period. Principal payments on the mortgage-backed securities issued are match-funded by the receipt of principal payments on the residential mortgage loans. Although residential mortgage loans, which have been securitized, are consolidated on our balance sheet, the non-qualified special purpose entities that hold such residential mortgage loans are separate legal entities. Consequently, the assets of these non-qualified special purpose entities collateralize the debt of such entities and are not available to our creditors. As of December 31, 2006, approximately $4.0 billion of principal amount residential mortgages and mortgage-related receivables collateralized our mortgage-backed securities issued.

(c) Trust preferred obligations

Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by us for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed-rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. We do not control the timing or ultimate payment of the trust preferred obligations.

(d) CDO notes payable

CDO notes payable represent notes payable issued by CDO entities used to finance the acquisition of TruPS, unsecured REIT notes, CMBS securities, commercial mortgages, mezzanine loans, and other loans. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates.

On November 7, 2006, we closed RAIT I, a CDO securitization that provides up to 30-year financing for commercial and mezzanine loans. RAIT I received commitments for $853.0 million of CDO notes; as of

December 31, 2006, $773.2 million was issued to third parties. RAIT I also issued $165.0 million of preference shares upon closing. We retained $35.0 million of subordinated notes and $165.0 million of common and preference shares of RAIT I, excluding discounts.

The notes payable issued by RAIT I consist of 11 classes of notes bearing floating interest rates at spreads over 90-day LIBOR ranging from 31 to 300 basis points.

On December 11, 2006, we assumed the obligations of several CDOs from Taberna. These CDOs were used by Taberna to provide up to 30-year financing for REITs and real estate operating companies. The CDOs acquired from Taberna are as follows: Taberna II, Taberna III, Taberna IV, Taberna V, Taberna VI and Taberna VII. A description of the CDO notes payable issued by each of these CDOs is described below.

Taberna II issued $953.8 million of CDO notes. Taberna II also issued $89.0 million of preference shares upon closing. We retained $15.5 million of subordinated notes and $47.0 million of common and preference shares of Taberna II excluding discounts.

The notes payable issued by Taberna II consist of 12 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 43 to 500 basis points or at fixed rates ranging from 4.7% to 7.2%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread ranging from 43 to 290 basis points.

Taberna III issued $724.5 million of CDO notes. Taberna III also issued $55.1 million of preference shares upon closing. We retained $40.0 million of subordinated notes and $30.3 million of common and preference shares of Taberna III, excluding discounts.

The notes payable issued by Taberna III consist of 11 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 40 to 450 basis points or at fixed rates ranging from 4.8% to 5.9%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 40 to 160 basis points.

Taberna IV issued approximately $630.2 million of CDO notes payable. Taberna IV also issued $43.0 million of preference shares upon closing. We retained $26.4 million of the subordinated CDO notes payable and $23.0 million of common and preference shares of Taberna IV, excluding discounts.

The notes payable issued by Taberna IV consist of 10 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 37 to 425 basis points or at fixed rates ranging from 5.9% to 7.7%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR of 145 basis points.

Taberna V issued $678.5 million of CDO notes payable. Taberna V also issued $40.2 million of preference shares upon closing. We retained $22.0 million of common and preference shares and $14.0 million of subordinated debt issued by Taberna V, excluding discounts.

The notes payable issued by Taberna V consist of 10 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 38 to 475 basis points or at fixed rates ranging from 6.6% to 9.8%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus spreads over 90-day LIBOR ranging from 145 to 475 basis points.

Taberna VI issued $672.0 million of CDO notes payable. Taberna VI also issued $47.0 million of preference shares upon closing. We retained $26.0 million of common and preference shares and $3.0 million of subordinated debt issued by Taberna VI, excluding discounts.

The notes payable issued by Taberna VI consist of 11 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 36 to 450 basis points or at fixed rates ranging from 6.8% to 10.0%. One of the fixed-rate notes bear interest at a fixed rate for an initial period of 5 years and a floating rate for the remaining period based on 90-day LIBOR plus spreads over 90-day LIBOR of 140 basis points.

Taberna VII issued $672.0 million of CDO notes payable. Taberna VII also issued $48.8 million of preference shares upon closing. We retained $28.8 million of common and preference shares and $21.0 million of subordinated debt issued by Taberna VII, excluding discounts.

The notes payable issued by Taberna VII consist of 7 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 35 to 475 basis points.

The assets of our consolidated CDOs collateralize the debt of such entities and are not available to our creditors. As of December 31, 2006, the CDO notes payable are collateralized by approximately $3.7 billion of principal amount of TruPS and subordinated debentures, approximately $602.7 million of principal amount of unsecured REIT note receivables and CMBS receivables and approximately $863.6 million of principal amount commercial mortgages, mezzanine loans and other loans. A portion of the TruPS that collateralize CDO notes payable are eliminated upon the consolidation of various Trust VIE entities that we consolidate. The corresponding subordinated debentures of the Trust VIE entities are included as investments in securities in our consolidated balance sheet.

Equity Financing.

In 2004, we issued 2.8 million shares of our 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series A Preferred Shares”). The Series A Preferred Shares accrue cumulative cash dividends at a rate of 7.75% per year of the $25.00 liquidation preference, have no maturity date and we are not required to redeem the Series A Preferred Shares at any time. On or after March 19, 2009, we may, at our option, redeem the Series A Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

In 2004, we issued 2.3 million shares of our 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series B Preferred Shares”). The Series B Preferred Shares accrue cumulative cash dividends at a rate of 8.375% per year of the $25.00 liquidation preference, have no maturity date and we are not required to redeem the Series B Preferred Shares at any time. On or after October 5, 2009, we may, at our option, redeem the Series B Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

On June 25, 2004, we issued 2.3 million common shares in a public offering at an offering price of $24.25 per share. After offering costs, including the underwriters’ discount and expenses of approximately $2.4 million, we received approximately $53.0 million of net proceeds.

On September 15, 2005, we issued 2,280,700 common shares in a public offering at an offering price of $28.50 per share. After offering costs, including the underwriter’s discount, and expenses of approximately $3.1 million, we received approximately $61.9 million of net proceeds.

On December 11, 2006, we acquired all of the outstanding common shares of Taberna. The acquisition was a stock for stock merger in which we issued 0.5389 common shares for each Taberna common share. We issued 23,904,309 common shares, including 481,785 unvested restricted shares issued to employees of Taberna in exchange for their unvested restricted shares that did not fully vest upon the completion of the acquisition. The value of the unvested restricted shares was approximately $16.6 million (based on the price of our common shares on the date of the merger, or $34.37 per share), was excluded from the total purchase price consideration and will be amortized to compensation expense as the shares vest over the remaining terms of the individual awards.

Off-Balance Sheet Arrangements and Commitments

We maintain arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, investments are acquired by the warehouse providers in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, we receive the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse facilities from the dates on which the respective securities are acquired. Under the warehouse agreements, we are required to deposit cash collateral with the warehouse provider and as a result, we bear the first dollar risk of loss, and in some cases share the first dollar risk of loss, up to our warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, if the warehouse facility is required to liquidate the securities at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to us. The terms of the warehouse facilities are generally at least nine months. As of December 31, 2006, we had approximately $44.6 million of cash collateral held by warehouse providers pursuant to warehouse facilities. These arrangements are deemed to be derivative financial instruments and are recorded by us at fair value each accounting period with the change in fair value recorded in earnings. These arrangements represent our only off-balance sheet arrangements.

A summary of these arrangements is as follows (dollars in thousands):

Warehouse Facility	Warehouse Availability	Funding as of December 31, 2006	Remaining Availability	Maturity
Merrill Lynch International	$1,008,858	$702,362	$306,496	January 2007 to July 2007
Bear, Stearns & Co. Inc.	700,000	279,399	420,601	March 2007

Total	$1,708,858	$981,761	$727,097

The financing costs of these warehouse facilities are based on one-month LIBOR plus a spread of 50 basis points.

Inflation

We believe that inflationary increases in operating expenses will generally be offset by future revenue increases from originating new securities and structuring and managing additional CDO transactions. We believe that the risk that market interest rates may have on our floating rate debt instruments as a result of future increases caused by inflation is primarily offset by our financing strategy to match the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

Contractual Commitments

The table below summarizes our contractual obligations as of December 31, 2006:

	Payment due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(dollars in thousands)
Repurchase agreements and other indebtedness	$1,255,518	$1,174,210	$81,308	$—	$—
Mortgage-backed securities issued, unpaid principal balance	3,697,291	—	—	—	3,697,291
Trust preferred obligations	643,639	—	—	—	643,639
CDO notes payable	4,855,743	—	—	—	4,855,743
Funding commitments to borrowers(a)	71,072	71,072	—	—	—
Commitments to purchase securities and loans(b)	246,732	246,732	—	—	—
Operating lease agreements	12,070	1,922	3,699	2,731	3,718

Total	$10,782,065	$1,493,936	$85,007	$2,731	$9,200,391

(a)	Amounts represent the commitments we have made to fund borrowers in our existing lending arrangements as of December 31, 2006.
(b)	Amounts reflect our consolidated CDO’s requirement to purchase additional collateral in order to complete the ramp-up collateral balances. Of this amount, $218,353 has been advanced through CDO notes payable and is included in our restricted cash on our consolidated balance sheet as of December 31, 2006.